Exhibit 5.1

Kaufman & Canoles, P.C. Three James Center, 12th Floor 1051 East Cary Street Richmond, VA 23219

Mailing Address Post Office Box 27828 Richmond, VA 23261 T (804) 771.5700 F (804) 771.5777 kaufCAN.com

November 21, 2010

Buddha Steel, Inc.
Dachang Hui Autonomous County Industrial Park
Hebei, 065300 People’s Republic of China
+86 (316) 8864783

Re:           Buddha Steel, Inc.

Dear Sir:

We have acted as counsel for Buddha Steel, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-169462) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2010. The Registration Statement relates to the offering (the “Offering”) of (i) up to 2,500,000 shares of the Company’s common stock, $0.001 par value per share (such offered common shares, the “Offering Shares”; the Company’s common stock, the “Shares”) and (ii) up to 375,000 shares that are subject to an overallotment option held by the underwriter that may be exercised for 45 days after the date of the prospectus (the “Overallotment Shares”).

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein (the “Prospectus”), the Company’s Articles and Memorandum of Association, as amended to date, and the originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as are necessary or appropriate to enable us to render the opinions expressed below (collectively, the “Documents”). We are relying (without any independent investigation thereof) upon an Officer’s Certificate from an Officer of the Company, certifying to the truth and accuracy of the factual statements set forth in the Documents. In addition, for all purposes of this opinion, as to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

The following opinion is given as to matters of Delaware General Corporate Law, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon the foregoing and in reliance thereon, it is our opinion that the Offering Shares and the Overallotment Shares of the Company are duly authorized and will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kaufman & Canoles, P.C.
Kaufman & Canoles, P.C.